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EXHIBIT 11

                          SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

                    COMPUTATION OF (LOSS) EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT COMMON SHARE DATA)
                                   UNAUDITED


                                                                                            THREE MONTHS ENDED
                                                                                                DECEMBER 31,
                                                                                 --------------------------------------
                                                                                      1996                     1995
                                                                                 ----------------        ---------------
 PRIMARY
 Weighted average shares of common
        stock outstanding                                                            6,138,446                  5,852,004
 Incremental shares applicable to assumed
        exercise of stock options                                                          ---                     30,819
                                                                                --------------                -----------
 Weighted average number of common and
        common equivalent shares outstanding                                         6,138,446                  5,882,823
                                                                                ==============                ===========
 Income (loss) before extraordinary charge                                      $         (101)               $       498
 Extraordinary charge                                                                      ---                     (1,395)
                                                                                --------------                -----------
 Net (loss) income                                                              $         (101)               $      (897)
                                                                                ==============                ===========
 Net (loss) income applicable to common stock                                   $         (323)               $    (1,034)
                                                                                ==============                ===========

 Income (loss) per common and common
        equivalent share:

 (Loss) income before extraordinary charge                                      $        (0.02)                     $0.09
 Extraordinary charge                                                                      ---                      (0.24)
                                                                                --------------                -----------
 Net (loss) income                                                              $        (0.02)               $     (0.15)
                                                                                ==============                ===========
 Net (loss) income applicable to common stock                                   $        (0.05)               $     (0.18)
                                                                                ==============                ===========

The computation of income (loss) per common equivalent share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis.